FIRST AMENDMETN TO THE DISTRIBUTION AGREEMENT

THIS Amendment to the Distribution Agreement, dated September 12, 2016 (the “Agreement) is made and entered into as of this 1st day of November, 2018, by and between USCA Fund Trust, a Delaware statutory trust (the “Trust”), and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to update Exhibit A, the funds list of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

USCA FUND TRUST By:/s/ Philip J. Pilibosian Name: Philip J. Pilibosian Title: President	QUASAR DISTRIBUTORS, LLC By:/s/ Teresa Cowan Name: Teresa Cowan_________________ Title: President_____________________

Exhibit A to the Distribution Agreement

Fund Names

Separate Series of USCA Fund Trust

Name of Series

USCA Premium Buy-Write Fund